Mail Stop 3233
                                                          September 19, 2018


Via E-mail
Mr. Alexander J. Jessett
Chief Financial Officer
Camden Property Trust
11 Greenway Plaza, Suite 2400
Houston, TX 77046

       Re:    Camden Property Trust
              Form 10-K for the Fiscal Year Ended December 31, 2017 Filed February 16, 2018
              File No. 1-12110

       Dear Mr. Jessett:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          /s/ Jennifer Monick

                                                          Jennifer Monick
                                                          Assistant Chief
Accountant
                                                          Office of Real Estate
                                                          & Commodities